Exhibit 10.4

FIG LLC

AMENDED AND RESTATED EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (together with the exhibits hereto, this “Agreement”) is entered into as of the 14th day of February, 2017, by and between FIG LLC, a Delaware limited liability company (the “Company”), and Peter L. Briger, Jr. (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to secure the services of Executive for the benefit of the “Company Group” (as defined below) from and after the date hereof; and

WHEREAS, Executive desires to provide such services.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES.

(a) General. From and after the “Founders Closing” (as defined below and which shall be the “Effective Date” of this Agreement), Executive shall be employed by the Company in the capacity of Principal; in such capacity, Executive shall be a member of the Board of Directors (the “Board”) of Fortress Investment Group LLC, a Delaware limited liability company (or its successor) (“TopCo”). The principal location of Executive’s employment with the Company shall be the present location in which Executive performs such services, although Executive understands and agrees that Executive may also be required to travel from time to time for business reasons. Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company Group and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement. Executive will perform such duties as are required by the Company from time to time and normally associated with Executive’s position and are consistent with the duties of Executive as of the date hereof. Subject to the time commitment of Executive set forth herein, nothing herein shall prohibit Executive from engaging in the permitted activities enumerated under Section 6.3 (Non-Competition) of the Founders Agreement or in any activity that is expressly excluded from the definition of “Competing Business,” as defined in the Founders Agreement. In addition, the Company acknowledges and agrees that the manner, location, and average working time that Executive dedicated to the Company Group during the period prior to the Effective Date is adequate and sufficient for the discharge of Executive’s duties hereunder.

(b) Reporting; Authority. Executive shall report directly to the Board. The Company agrees that during the Term Executive shall (in addition to serving as a member of the Board as indicated in subsection (a) above) serve as an officer of TopCo and as a director and officer of the other members of the Company Group. The Company acknowledges and agrees that Executive’s signature authority on behalf of the members of the Company Group and any “Company Vehicles” (as defined in the “Founders Agreement” (as defined below)), as it existed immediately prior to the Effective Date, shall be maintained at all times during Executive’s employment.

(c) Prior Agreement. The Employment, Non-Competition and Non-Solicitation Agreement dated as of November 3, 2016 (the “Prior Agreement”), shall terminate immediately prior to the Effective Date.

2. TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the Effective Date. The term of this Agreement (the “Term”) shall consist of the “Initial Term” and “Renewal Terms” (as defined below), which, in any case, may be terminated earlier pursuant to Section 5 hereof. The Initial Term of this Agreement shall commence on the Effective Date and end on the fifth anniversary of the Effective Date. The Initial Term shall automatically renew for additional one-year periods (each such one-year period, a “Renewal Term”), unless either party delivers to the other party, at least ninety (90) days prior to the end of the Initial Term or the relevant Renewal Term, a written notice indicating that such party intends not to extend the Term hereof. The delivery by the Company pursuant to this Section 2 of a notice not to extend the Term shall not be deemed a termination of Executive’s employment by the Company without Cause for purposes of this Agreement. If the Term expires, and Executive is employed by the Company thereafter, such employment shall be “at-will.” Notwithstanding the foregoing provisions of this Section 2, the Executive will have the right to voluntarily terminate his employment with the Company at any time, any such termination being effective on the date on which a written notice thereof is delivered to the Company, unless otherwise provided herein.

3. COMPENSATION.

(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a salary in the amount of two hundred thousand dollars ($200,000) per annum (the “Base Salary”), payable in accordance with the current regular payroll practices of the Company. This means that Executive will be paid his base salary on a semimonthly basis on the 15th (the “First Payday”) and the last day of each month (the “Second Payday”). If the First Payday falls on a holiday or a day outside the regular workweek, then Executive will be paid on the business day immediately prior to the First Payday, and if the Second Payday falls on a holiday or a day outside the regular workweek, then Executive will be paid on the business day immediately prior to the Second Payday. The Company reserves the right to modify its payroll practices and payroll schedule at its sole discretion. The Base Salary shall be reviewed on an annual basis by the Board and adjusted at the Board’s sole discretion; provided, however, in no event shall the Base Salary be reduced without Executive’s approval.

(b) Withholding. The Company may withhold from any benefits or taxable compensation due under this Agreement such federal, state, and local taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation. The Company may determine that any compensation hereunder constitutes guaranteed payment under Section 707 of the Code.

4. BENEFITS AND EXPENSE REIMBURSEMENT.

(a) Retirement and Welfare Benefits. During the Term, Executive will be entitled to all the usual benefits offered to employees at Executive’s level, including sick time and participation in the Company’s medical, dental, and insurance programs, as well as the ability to participate in the Company’s 401(k) retirement savings plan, subject to the applicable limitations and requirements imposed by the terms of such benefit plans, in each case in accordance with the terms of such plans as in effect from time to time. Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its employees, including Executive.

(b) Vacation/Paid Time Off. Notwithstanding anything to the contrary in the Company’s vacation or paid time off (“PTO”) policies, for each calendar year during the Term, Executive shall be entitled to four (4) weeks (20 business days) vacation and paid time off under the Company’s “PTO” plan for each calendar year.

(c) Reimbursement of Expenses. Subject to Section 5(f) below, the Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive in furtherance of Executive’s duties hereunder, including travel, meals, accommodations, and private security (consistent with past practice), upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt. The Fortress Travel and Entertainment Policy, as applicable to Executive, shall remain in effect (including air travel arrangements for business purposes consistent with past practice), subject to any changes approved by the Compliance Department of the Company, and otherwise with the same form, terms, and provisions as immediately prior to the Effective Date. Executive’s rights to reimbursement under such policy and to make any determinations or grant any waivers thereunder with respect to other employees or executives shall not be diminished at any time during Executive’s employment with the Company Group; provided that any material waivers shall be subject to approval by the Compliance Department of the Company.

(d) Continued Right to Fortress Investments. The Company acknowledges and agrees that, consistent with Executive’s existing rights as of immediately prior to the Effective Date, Executive shall be entitled to make from time to time, in his sole discretion, investments on a fee- and promote-free basis in Company Vehicles. In addition, this right shall continue in perpetuity and shall survive the termination of Executive’s employment with the Company Group; provided, however, that Executive shall pay customary management fees or similar asset-based fees or charges, promote, incentive allocation, carried interest, or similar performance-based charges, as reasonably determined by the “Company Board” (as defined in the Founders Agreement) with respect to any amounts invested in any Company Vehicle that is not an “Existing Foundation Fund” (as defined in the Founders Agreement), the majority of invested capital of which is beneficially owned by any combination of the “Sellers,” “Seller Investment Entities”, employees of the “Business,” and their respective “Related Parties” (each as defined in the Founders Agreement).

(e) Family Office Employees. During Executive’s employment with the Company Group, Executive shall be entitled to continue to use the services of those employees

(the “Family Office Employees”) of the Company Group whose primary responsibility is to provide services to Executive’s Family Office (as defined in the Founders Agreement), and shall continue to have the sole authority to hire and terminate such Family Office Employees; provided, that, such employees shall be required to comply with all applicable Company policies (except that, for the avoidance of doubt, any of Executive’s “Personal Information” (as defined in Exhibit A) shall not constitute “Confidential Information” (or term of similar meaning) of the Company Group for purposes of such policies); provided, further, that Executive shall reimburse the Company Group for the out-of-pocket personnel costs and expenses of such Family Office Employees in accordance with the Founders Agreement. Executive shall be provided reasonable access to the Family Office Employees following the termination of his employment in order to facilitate the transfer of Executive’s Personal Information to Executive.

(f) Indemnification. TopCo and the Company shall, and shall cause their respective Subsidiaries to, provide Executive with rights to indemnification and advancement of expenses to the fullest extent permitted by law and the Company’s applicable governing documents as currently in effect, and in any event to no lesser extent than as provided in that certain Indemnification Agreement, by and between TopCo and Executive, dated as of August 4, 2009 (the “Indemnification Agreement”). The Company shall not modify any indemnification arrangement in a manner that would diminish Executive’s rights of indemnification thereunder without Executive’s consent.

5. TERMINATION. Executive’s employment shall be terminated at the earliest to occur of the following: (i) at the end of the Term unless Executive agrees to continue working for the Company on an “at-will” basis (as described above in Section 2), (ii) the date on which the Board delivers written notice that Executive is being terminated for Disability (as defined below), and (iii) the date of Executive’s death. In addition, Executive’s employment with the Company may be terminated (i) by the Company with “Cause” (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (ii) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by the Company; (iii) by Executive with “Good Reason” (as defined below), effective on the date specified in and pursuant to the procedures of the Founders Agreement; or (iv) by Executive without Good Reason, effective on the 30th day after a written notice to such effect is delivered to the Company. Upon termination of Executive’s employment from the Company for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board and from the board of directors or other similar governing body of any other member of the Company Group, any Foundation Funds (as defined in the Founders Agreement) and any portfolio companies of the Foundation Funds, in each case, other than with respect to FEP (as defined in the Founders Agreement) or any FEP portfolio company.

(a) Termination by Company with Cause. If Executive’s employment with the Company is terminated by the Company with Cause, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof) and accrued and unused vacation pay through the date of such termination (collectively, the “Accrued Benefits”), which Accrued Benefits shall be payable to Executive within thirty (30) days following the termination date.

(b) Termination by Company without Cause or by Executive with Good Reason. If Executive’s employment is terminated by the Company without Cause, or by Executive’s resignation with Good Reason, prior to the end of the Term hereof, then Executive shall be entitled to the Accrued Benefits, and, subject to Executive’s execution (within forty-five (45) days following termination of employment) and non-revocation of a signed release of claims in a form adopted by the Board from time to time (a “Release”), a lump sum separation payment equal to three (3) times Executive’s then-current Base Salary. Amounts due pursuant to the preceding sentence shall be payable to Executive on or before March 15th of the year immediately following the year in which termination of employment occurs.

(c) Death, Disability or Termination by Executive without Good Reason. If Executive’s employment is terminated voluntarily by Executive without Good Reason or by reason of Executive’s death or Disability prior to the end of the Term, in lieu of any other payments or benefits, Executive (or Executive’s estate, as applicable) shall be entitled to the Accrued Benefits, which Accrued Benefits shall be payable to Executive within thirty (30) days following the termination date.

(d) Definitions. For purposes of this Agreement:

“Cause” shall have the meaning set forth in the Founders Agreement.

“Company Group” means, collectively, TopCo, the Company, and each of their respective Subsidiaries.

“Disability” means, as determined by the Board in good faith, Executive’s inability, due to disability or incapacity, to perform all of Executive’s duties hereunder on a full-time basis for (i) periods aggregating one-hundred-eighty (180) days, whether or not continuous, in any continuous period of three-hundred-and-sixty-five (365) days or, (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and Executive is unable to resume Executive’s duties on a full time basis within ten (10) days following receipt of written notice of the Board’s determination under this clause (ii).

“Founders Agreement” means that certain Founders Agreement, by and among SB Foundation Holdings LP, a Cayman Islands exempted limited partnership, TopCo, FIG Corp., a Delaware corporation, FIG Asset Co. LLC, a Delaware limited liability company, and the parties designated as Sellers therein, dated as of February 14, 2017.

“Founders Closing” shall have the meaning set forth in the Founders Agreement.

“Good Reason” shall have the meaning set forth in the Founders Agreement.

“Subsidiary” means a subsidiary of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(e) Resignation as Officer or Director. Upon the termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer or director of any member of the Company Group, any Fortress Fund (as defined below) or any entity controlled by a Fortress Fund. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company Group of a limited power of attorney to sign in Executive’s name and on Executive’s behalf documentation solely for the limited purpose of effectuating such resignations.

(f) Section 409A. The intent of the parties is that payments and benefits under this Agreement (including all exhibits hereto) comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, and no payment shall be due to Executive under this Agreement, until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. The amount of expenses that are eligible for reimbursement in any taxable year shall not affect the amount of expenses eligible for reimbursement in another taxable year. Any reimbursements of such expenses shall be made by the end of the year following the year in which the related expenses were incurred, or, in the case of reimbursements for any taxes to which Executive becomes entitled, by the end of the year following the year in which Executive remits the related taxes, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Code Section 409A.

Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made in connection with Executive’s separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) Executive’s death.

6. RESTRICTIVE COVENANTS.

(a) In General. The parties agree that the restrictive covenants set forth in Exhibit A hereto (the “Restrictive Covenants”) are incorporated herein by reference and shall be deemed to be contained herein. Executive understands, acknowledges and agrees that the Restrictive Covenants apply (i) during his employment under this Agreement, during any period of employment by the Company Group following the termination of this Agreement or the expiration of the Term of this Agreement, and (ii), as provided in Exhibit A hereto, during the periods specified following termination of his employment by all members of the Company Group which may have employed him.

(b) Non-Disparagement. Executive agrees that during the period of Executive’s employment with the Company Group and thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company Group or, after termination of his employment relationship with the Company Group, make any comments concerning any aspect of the termination of their relationship. The Company agrees that during the period of Executive’s employment with the Company Group and thereafter, the Company shall instruct the members of the Board and the senior management of the Company Group to refrain from making any disparaging or defamatory comments regarding Executive or any of his affiliates or, after termination of Executive’s employment relationship with the Company Group, make any comments concerning any aspect of the termination of their relationship. The obligations of the Company and Executive under this paragraph shall not apply to disclosures required by applicable law, regulation, or order of any court or governmental agency. Nothing in this Agreement shall be construed to (i) prohibit Executive from lawfully making reports to, communicating with, or filing a charge or complaint with any government agency or law enforcement entity regarding possible violations of federal law or regulation in accordance with the provisions and rules promulgated under Section 21F of the Securities and Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express whistleblower protection provisions of state or federal law or regulation, (ii) require notification or prior approval by the Company of any reporting, communicating, or filing described in clause (i) hereof.

7. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors, and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the rights or obligations created hereunder, may be assigned or are otherwise subject to hypothecation by the Company or Executive. Subject to any limitations under the Founders Agreement, the Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of its Subsidiaries that is sufficiently capitalized or that is the beneficiary of a Company guarantee to satisfy the obligations hereunder, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder, and provided that such assignment does not adversely affect Executive’s rights under this Agreement, expand the scope of any Restrictive Covenants, or impair Executive’s rights to resign for Good Reason.

8. GENERAL.

(a) Effectiveness. If the Founders Agreement is terminated in accordance with its terms prior to the Founders Closing, this Agreement shall automatically terminate without any further action by any person and be void ab initio, and neither the Company, Executive, nor any other person shall have any liability under this Agreement if the Founders Closing does not occur for any reason (and, for the avoidance of doubt, the Prior Agreement shall remain in full force and effect).

(b) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery (including personal delivery by courier), or the third business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

General Counsel

Fortress Investment Group LLC

1345 Avenue of the Americas

46th Floor

New York, NY 10105

and

c/o SB Group US, Inc.

1 Circle Star Way

San Carlos, CA 94070

USA

Attention: Brian Wheeler

Email: brian@softbank.com

and

c/o SoftBank Group Capital Limited

69 Grosvenor St.

London, England W1K 3JP

Attention: Jonathan Bullock

Email: jb@softbank.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

Attention: Harvey Eisenberg, Esq.

Facsimile: 212-310-8007

Email: harvey.eisenberg@weil.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court

Suite 300

Dallas, TX 75201

Attention: James R. Griffin, Esq.

Facsimile: 214-746-7777

Email: james.griffin@weil.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Norm Champ, P.C.

Jeffrey A. Fine, P.C.

Sean D. Rodgers, P.C.

Facsimile: (212) 446-4900

Email: norm.champ@kirkland.com

sean.rodgers@kirkland.com

jeffrey.fine@kirkland.com

To Executive at the location set forth in the Company’s records.

or to such other address or to the attention of such other person as the recipient party may have specified by prior written notice to the sending party.

(c) Severability. Any provision of this Agreement which is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable.

(d) Entire Agreement. This document, together with its attached exhibits, the Founders Agreement, the Second Amended and Restated Fortress Investment Group LLC Principal Compensation Plan, the Escrow Agreements (as defined in the Founders Agreement), and the TRA Waiver (as defined in the Founders Agreement), constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, including, without limitation, the Prior Agreement.

(e) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(f) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties (which writings, in the case of the Company and to the extent entered into prior to the Effective Date, shall be approved in advance by the Special Committee (as defined in the certain Agreement and Plan of Merger, by and among SB Foundation Holdings LP, a Cayman Islands exempted limited partnership, Foundation Acquisition LLC, a Delaware limited liability company, and TopCo, dated as of February 14, 2017)). No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation, or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(g) Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the State of New York without giving effect to principles of conflicts of law of such state.

(h) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation, the indemnification and advancement of expense obligations in Section 4(f) hereof and the Restrictive Covenants provided in Section 6 hereof and Exhibit A hereto) shall survive the termination or expiration of this Agreement.

(i) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(j) Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision hereof.

(k) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(l) Arbitration. The parties agree that in the event of any and all disputes that arise in connection with, arising out of, or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company Group, any compensation relating to such services, the termination of such services or any other dispute by and between the parties or their Subsidiaries and their respective successors or assigns, Section 10.5 (Jurisdiction) and Section 10.6 (Arbitration) of the Founders Agreement shall apply.

(m) Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto. In any provision of the Agreement which expressly provides rights or remedies to Subsidiaries of the Company or TopCo, the term “Subsidiaries” shall be construed to exclude (i) any fund or similar collective investment vehicle or managed account formed primarily for the purpose of investing the capital of third parties (whether formed as a limited partnership, a corporation, a limited liability company or other similar form) managed by the Company Group (the “Fortress Funds”) and (ii) any entities controlled by any Fortress Fund. Any right or remedy which a Fortress Fund or an entity controlled by a Fortress Fund would otherwise have (but for the immediately preceding sentence) may exclusively be asserted or pursued by the Company on behalf of such Fortress Fund or its controlled entity. In addition, in the discretion of the Board, any obligation (including, without limitation, any obligation to arbitrate) which a Fortress Fund or an entity controlled by a Fortress Fund might otherwise have under this Agreement may be exclusively undertaken by the Company on behalf of such Fortress Fund or its controlled entity.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

FIG LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

[Signature Page to Amended and Restated Employment Agreement]

/s/ Peter L. Briger
Name: Peter L. Briger, Jr.

Exhibit A

Restrictive Covenants

The Executive understands, acknowledges and agrees that, by virtue of his equity interest in the Company and/or its Subsidiaries, his previous services to the Company Group, and his employment by the Company pursuant to this Agreement, directly or indirectly, he acquired, had access to, or was otherwise exposed to, and shall acquire, have access to, or be otherwise exposed to, confidential information of the Company Group (the “Confidential Information,” as defined below) and he has met and developed relationships with, and will meet and develop relationships with, the Company’s potential and existing financing sources, capital market intermediaries, investors, employees, and consultants.

A. Non-competition. Executive acknowledges and agrees that he is bound by the provisions of Section 6.3 of the Founders Agreement, which provisions are incorporated by reference, as though fully set forth herein.

B. Non-solicitation of Employees, Etc. Executive acknowledges and agrees that he is bound by the provisions of Section 6.4 of the Founders Agreement, which provisions are incorporated by reference, as though fully set forth herein.

C. Non-solicitation of Investors, Etc. Executive acknowledges and agrees that he is bound by the provisions of Section 6.5 of the Founders Agreement, which provisions are incorporated by reference, as though fully set forth herein.

D. Confidentiality. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company Group shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans, or other information or data, in whatever form, (including, without limitation, (a) any investment, financing, or capital-raising strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information of the Company Group, investors, financing sources, or capital market intermediaries, including, without limitation, any information relating to the investment performance of any fund or business managed by the Company Group, and (b) any Proprietary Information (as defined below)), concerning practices, businesses, procedures, systems, plans, or policies of the Company Group (collectively, “Confidential Information”), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such investor, financing source, or capital market intermediary, other than in connection with Executive’s employment by the Company Group. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and all other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement or, in the case of disclosure by other persons, not in violation of any agreements to which they are party. This confidentiality provision shall survive the termination of the Agreement to which it is an exhibit and shall not be limited by any other confidentiality agreements entered into with the Company Group. Nothing in this Agreement shall be construed to (i) prohibit Executive from lawfully making reports to, communicating with, or filing a charge or complaint with any government agency or law enforcement entity regarding possible violations of federal law or regulation in accordance with the provisions and rules promulgated under Section 21F of the Securities and Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express whistleblower protection provisions of state or federal law or regulation, (ii) require notification or prior approval by the Company of any reporting, communicating, or filing described in clause (i) hereof, or (iii) limit Executive’s right to receive an award for any reporting, providing any information, or filing described in clause (i) hereof. Notwithstanding anything to the contrary herein, Executive’s personal documents, data, and information, whether in physical, electronic, or any other form, that are stored on the Company Group’s premises or that are in the possession or control of any member of the Company Group, or any employee of the Company Group (including, without limitation, any Family Office Employee) (the “Personal Information”) shall not constitute Confidential Information or Proprietary Information, and any and all copies of such Personal Information shall be returned to Executive promptly following Executive’s termination of employment with the Company Group.

Executive agrees that Executive shall promptly disclose to the Company all information and inventions generated, conceived, or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company or while rendering services to the Company Group prior to the Effective Date (all of which is collectively referred to herein as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of, or rendering services to, the Company Group. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company. Executive’s obligation to the Company relative to the disclosure of such Proprietary Information shall continue beyond Executive’s termination of employment and Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect, and use its right to the Proprietary Information.

E. Continuing Obligations to the Company Group. In addition, commencing on the Effective Date, Executive will cooperate in all reasonable respects with the Company Group in connection with any and all existing or future litigation, actions, or proceedings (whether civil, criminal, administrative, regulatory, or otherwise) brought by or against the Company Group, to the extent the Company reasonably deems Executive’s cooperation necessary. Executive shall be reimbursed for all out-of-pocket expenses (in accordance with Company policy in effect from time to time) incurred by him as a result of such cooperation.

F. Acknowledgement. Executive agrees and acknowledges that each Restrictive Covenant herein is reasonable as to duration, terms, and geographical area and that the same protects the legitimate interests of the Company Group, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of any of these Restrictive Covenants shall be specifically enforceable in any court with jurisdiction upon short notice. Executive agrees and acknowledges that a portion of the compensation paid to Executive under the Agreement to which this Exhibit is attached will be paid in consideration of the covenants contained in this Exhibit, the sufficiency of which consideration is hereby acknowledged. If any provision of this Exhibit as applied to Executive or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Exhibit. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Exhibit will cause irreparable injury to the Company Group and upon breach of any provision of this Exhibit, the Company Group shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company Group may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Exhibit shall be construed as an agreement independent of any other provisions in the Agreement to which it is attached, other than the consideration for such covenant provided in the Agreement.